Exhibit 33

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 1, 2005 accompanying the consolidated financial statements and  management’s  assessment  of  the  effectiveness  of internal control over financial  reporting included in the Annual Report of Lannett Company, Inc. and Subsidiaries on Form 10-K for the year ended June 30, 2005.  We hereby consent to the inclusion of said reports in the Registration Statement of Lannett Company, Inc. and Subsidiaries on Form S-3 (File No. 333-115746, effective May 21, 2004) and on Form S-8 (File No. 33-79258, effective May 23, 1994, File No. 001-31298, effective April 9, 2002, File No. 33-103235, effective February 14, 2003, and File No. 33-103236, effective February 14, 2003).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
September 7, 2007